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                             UNITED STATES                  OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION  --------------------------
                        Washington, D.C. 20549        OMB Number: 3235-0080
                                                      Expires: February 28, 2009
                                                      Estimated average burden
                                                      hours per response....1.00
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                                     FORM 25

                   NOTIFICATION OF REMOVAL FROM LISTING AND/OR
                     REGISTRATION UNDER SECTION 12(b) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 001-16135


                  SPDR(R) Series Trust, American Stock Exchange
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     (Exact name of Issuer as specified in its charter, and name of Exchange where security is listed and/or registered)

                               One Lincoln Street
                           Boston, Massachusetts 02111
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   (Address, including zip code, and telephone number, including area code, of
                     Issuer's principal executive offices)

               Shares of beneficial interest, $0.01 par value, of:
                    See Exhibit A attached for list of funds
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                      (Description of class of securities)


Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[ ] 17 CFR 240.12d2-2(a)(1)
[ ] 17 CFR 240.12d2-2(a)(2)
[ ] 17 CFR 240.12d2-2(a)(3)
[ ] 17 CFR 240.12d2-2(a)(4)

[ ] Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.(1)

[X] Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, SPDR Series Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.


October 29, 2008           By /s/ Ryan M. Louvar         Secretary
------------------------      ------------------------   -----------------------
         Date                           Name                      Title


(1) Form 25 and attached Notice will be considered compliance with the provisions of 17 CFR 240.19d-1 as applicable. See General Instructions.

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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                              SPDR(R) Series Trust

                                    Exhibit A

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SPDR(R) DJ Wilshire Total Market ETF
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SPDR(R) DJ Wilshire Large Cap ETF
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SPDR(R) DJ Wilshire Large Cap Growth ETF
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SPDR(R) DJ Wilshire Large Cap Value ETF
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SPDR(R) DJ Wilshire Mid Cap ETF
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SPDR(R) DJ Wilshire Mid Cap Growth ETF
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SPDR(R) DJ Wilshire Mid Cap Value ETF
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SPDR(R) DJ Wilshire Small Cap ETF
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SPDR(R) DJ Wilshire Small Cap Growth ETF
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SPDR(R) DJ Wilshire Small Cap Value ETF
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SPDR(R) DJ Wilshire REIT ETF
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SPDR(R) DJ Global Titans ETF
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SPDR(R) KBW Bank ETF
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SPDR(R) KBW Capital Markets ETF
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SPDR(R) KBW Insurance ETF
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SPDR(R) Morgan Stanley Technology ETF
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SPDR(R) S&P(R) Dividend ETF
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SPDR(R) S&P(R) Biotech ETF
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SPDR(R) S&P(R) Homebuilders ETF
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SPDR(R) S&P(R) Metals & Mining ETF
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SPDR(R) S&P(R) Oil & Gas Equipment & Services ETF
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SPDR(R) S&P(R) Oil & Gas Exploration & Production ETF
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SPDR(R) S&P(R) Pharmaceuticals ETF
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SPDR(R) S&P(R) Retail ETF
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SPDR(R) S&P(R) Semiconductor ETF
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SPDR(R) KBW Regional Banking(SM) ETF
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SPDR(R) Lehman 1-3 Month T-Bill ETF
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SPDR(R) Lehman Intermediate Term Treasury ETF
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SPDR(R) Lehman Long Term Treasury ETF
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SPDR(R) Barclays Capital TIPS ETF
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SPDR(R) Lehman Aggregate Bond ETF
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SPDR(R) Lehman Municipal Bond ETF
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SPDR(R) Lehman International Treasury Bond ETF
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SPDR(R) Lehman  Short Term Municipal Bond ETF
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SPDR(R) Lehman California Municipal Bond ETF
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SPDR(R) Lehman New York Municipal Bond ETF
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SPDR(R) Lehman High Yield Bond ETF
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SPDR(R) DB International Government-Inflation Protected Bond ETF
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